UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 08, 2024

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-19961	98-1340767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3451 Plano Parkway
Lewisville, Texas		75056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 937-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value per share	OFIX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On January 9, 2024, Orthofix Medical Inc. (the “Company”) issued a news release announcing, among other things, its preliminary unaudited net sales for the fiscal quarter and year ended December 31, 2023. A copy of the press release is furnished herewith as Exhibit 99.1 and attached hereto.

The information furnished in this Item 2.02, including the exhibit furnished herewith as Exhibit 99.1, will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or into another filing under the Exchange Act, unless that filing expressly incorporates by reference this Item 2.02 of this report.

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Massimo Calafiore as President and Chief Executive Officer, and as Director; Appointment of Julie Andrews as incoming Chief Financial Officer

On January 8, 2024, the Company’s Board of Directors (the “Board”) appointed Massimo Calafiore as the Company’s President and Chief Executive Officer, and Mr. Calafiore began service on such date. In addition, the Board expanded the size of the Board as of January 8, 2024 from eleven to twelve directors, and appointed Mr. Calafiore to fill the newly created seat.

On the same date, the Board appointed Julie Andrews as the Company’s Chief Financial Officer, effective as of January 15, 2024, when Ms. Andrews is expected to begin employment with the Company.

Mr. Calafiore, 52, served as the President and Chief Executive Officer of LimaCorporate S.p.A., a global orthopedic company focused on restoring motion through digital innovation and customized hardware, from September 2022 to January 2024, when it was acquired by Enovis Corporation. Previously, Mr. Calafiore served from September 2021 through August 2022 as Executive Vice President and Chief Commercial Officer of NuVasive, Inc., where he oversaw product marketing, commercial and commercial enablement functions, as well as NuVasive’s specialized orthopedics and clinical services. From October 2020 through August 2021, he served as NuVasive’s Executive Vice President, Global Business Units, where he was responsible for NuVasive’s product and services organization, including Spine, NuVasive Specialized Orthopedics (NSO) and NuVasive Clinical Services, and commercial enablement such as clinical professional development and global marketing. From 2017 until October 2020 he held various other leadership roles at NuVasive with increasing levels of responsibility, serving as Senior Vice President, Spine Business Unit, from January 2020 to October 2020, Senior Vice President, Global Implant Systems and General Manager of NSO, from February 2019 to December 2019, and Senior Vice President, General Manager of NSO from August 2017 to February 2019. Before his executive service at NuVasive, he spent more than 15 years supporting and leading the U.S. business for Waldemar Link, a leader in the orthopedics and medical device industry.

Ms. Andrews, 52, served as Chief Financial Officer of Smart Wires Technology, a global transmission grid technology company focused on enabling the transition to renewable energy, from August 2021 to April 2023. Between September 2019 and December 2020, she served as Senior Vice President, Global Finance of Wright Medical Group, where she led a 170-person finance team. She served from May 2012 to August 2019 as Wright Medical’s Vice President of Finance and Chief Accounting Officer, where she held responsibility for corporate FP&A, business-unit FP&A, operations finance and accounting functions of the business on a global basis. Prior to this, she spent 14 years in roles of increasing responsibility at Medtronic Inc., including as Vice President of Finance for the Spine and Biologics division, where she provided oversight of all FP&A and accounting functions. Early in her career, she served as a Senior Financial Analyst for Thomas & Betts and as an auditor for Thomas Havey, LLC. Currently, she serves on the board of RxSight, Inc., an ophthalmic medical device company. She received a Bachelor of Science in Accounting from Indiana University. She also participated in advanced leader and director development programs at both Medtronic and Wharton School of Business.

Change in Control and Severance Agreement with Mr. Calafiore

In connection with his entering into employment on January 8, 2024, the Company and Mr. Calafiore entered into a Change in Control and Severance Agreement, which agreement was approved by the Compensation and Talent Development Committee of the Board. The Change in Control and Severance Agreement is on terms substantially similar to the form of CEO-level agreement previously approved by the committee in June 2023.

Under the Change in Control and Severance Agreement, Mr. Calafiore would be eligible to receive the following severance payments and benefits upon termination of his employment (i) for death or disability, (ii) by the Company without “Cause” (as defined in the agreement) or (iii) by him for “Good Reason” (as defined in the agreement):

•
He would be paid (x) any unpaid base salary, accrued vacation or prior years’ bonus payable or owing through the date of termination, and (y) the pro rata amount of any incentive compensation for the year of termination of employment (based on the number of business days he is actually employed by the Company and its subsidiaries during the year in which termination of employment occurs), which would be deemed achieved at a 100% performance level.
•
He would receive cash severance in an amount equal to 1.5 times the sum of: (i) his annual base salary amount (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), (ii) his current year’s target bonus (without giving effect to any reduction of base salary that has occurred within the 12-month period preceding such date of termination), and (iii) $12,500 to be used for outplacement services. In the event that the termination occurs during the 24 months following a “Change in Control” (as defined in the agreement), the foregoing multiple increase to 2.0.
•
If the executive elects COBRA in a timely manner, he would be reimbursed for his monthly premium payments for COBRA coverage for a period of up to 18 months.
•
His time-based vesting restricted stock units and stock options would fully or partially accelerate and he would have 18 months post-separation to exercise his or her stock options (or 36 months if the termination occurs during the 24 months following a Change in Control), subject to any earlier expiration of the term of the option.

The Company’s obligation to pay or provide the cash severance and COBRA reimbursement benefits described above are conditioned upon him signing a release of claims in favor of the Company and its affiliates by a specified date following separation from the Company. The agreement also incorporates by reference, among other things, covenants of the executive with respect to confidentiality, assignment of intellectual property, non-competition and non-solicitation of employees. The term of the agreement continues in effect until the earlier of (i) the parties’ satisfaction of their respective obligations or (ii) the execution of a written agreement between the Company and Mr. Calafiore terminating the agreement.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the agreement, which is filed herewith as Exhibits 10.1 and incorporated herein by reference.

Inducement Plan for Mr. Calafiore

As an inducement to entering into employment with the Company, Mr. Calafiore was granted, as of January 8, 2024, (i) sign-on equity incentive awards with a grant date fair value of $3,500,000, and (ii) 2024 annual equity incentive awards with a grant date fair value of $4,000,000 (collectively, the “CEO Inducement Awards”). The CEO Inducement Awards, were granted pursuant to NASDAQ Marketplace Rule 5635(c)(4), and were allocated (i) 50% as performance-based vesting restricted stock units determined at the end of a 3-year performance period based on the Company’s total stockholder return relative to an industry peer group index during such period, (ii) 25% as stock options that vest upon achievement of both service- and performance-based criteria, whichever is the later of (a) the date certain service-based conditions are met (which will be met over three years) and (b) the date that the average closing price of the Company’s common stock over a one-month calendar period has been equal to or great than 150% of the closing price of the Company’s common stock on the grant date, and (iii) 25% as time-based restricted stock units vesting in equal tranches over three years.

The awards were granted pursuant to a standalone inducement plan, the Orthofix Medical Inc. 2024 CEO Inducement Plan (the “2024 CEO Inducement Plan”), which plan was approved by the Board as of January 8, 2024. A copy of the 2024 CEO Inducement Plan has been filed as Exhibit 4.2, and copies of the forms of award agreements have been filed as Exhibits 4.3, 4.4 and 4.5, respectively, to the Company’s Registration Statement on Form S-8 (Registration No. 333-276433) filed with the Securities and Exchange Commission on January 8, 2024. The foregoing descriptions of the 2024 CEO Inducement Plan and the related forms of award agreements thereunder do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are incorporated herein by reference.

Offer Letter with Ms. Andrews

In connection with her appointment as the Company’s incoming Chief Financial Officer, the Company and Ms. Andrews entered into a letter agreement setting forth certain terms of her employment (the “Offer Letter Agreement”). Under the terms of the Offer Letter Agreement, Ms. Andrews will receive an annual base salary of $475,000 per year, and a target bonus opportunity under the Company’s annual incentive program of 70% of such base salary. As an inducement to entering into employment with the Company, she will receive sign-on equity incentive awards with a grant date fair value of $1,800,000 (collectively, the “CFO Inducement Awards”). The CFO Inducement Awards, which will be granted effective as of her first date of employment with the Company pursuant to NASDAQ Marketplace Rule 5635(c)(4), will be allocated (i) 50% as performance-based vesting restricted stock units determined at the end of a 3-year performance period based on the Company’s total stockholder return relative to an industry peer group index during such period, (ii) 25% as stock options that vest upon achievement of both service- and performance-based criteria, whichever is the later of (a) the date certain service-based conditions are met (which will be met over three years) and (b) the date that the average closing price of the Company’s common stock over a one-month calendar period has been equal to or great than 150% of the closing price of the Company’s common stock on the grant date, and (iii) 25% as time-based restricted stock units vesting in equal tranches over three years. Ms. Andrews will be provided an executive level after-tax relocation payment of $225,000 to support establishing residency in the Lewisville, Texas area.

In connection with her employment, Ms. Andrews will be provided the opportunity to enter into the Company’s standard CFO-level change in control and severance agreement and indemnification agreement. The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Offer Letter Agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Departure of Kevin Kenny

On January 7, 2024, the Company and Kevin Kenny agreed that Mr. Kenny would depart as an employee and officer as of January 8, 2024. Under the agreement between the parties, Mr. Kenny will remain available to provide consulting services to the Company for up to twelve months, and will be paid $500 per hour for any consulting services provided. Mr. Kenny’s departure will be treated under his change in control and severance agreement with the Company as a termination of employment without Cause during a CiC Period, and Mr. Kenny will be entitled to receive the payments and benefits provided for thereunder, subject to compliance with the terms and conditions of such agreement. In addition, the Company has agreed to reimburse Mr. Kenny for approximately $21,000 in apartment lease costs in the Dallas, Texas region on an after-tax basis, and to extend his stock option exercise period for an additional twelve months from the period provided for in the change in control and severance agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Change in Control and Severance Agreement, dated as of January 8, 2024, between Orthofix Medical Inc. and Massimo Calafiore
10.2	Letter agreement, dated as of January 4, 2024, between Orthofix Medical Inc. and Julie Andrews
99.1	News release, dated January 9, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix Medical Inc.
By:	/s/ Geoffrey Gillespie
Geoffrey Gillespie Interim Chief Financial Officer

Date: January 9, 2024